Exhibit 99.1

For Immediate Release

ECOLOCAP SOLUTIONS INC. SUCCESSFUL PRODUCT SHOWCASE EVENT ATTRACTS LARGE INTERNATIONAL CROWD

Barrington, IL – November 23, 2009 – EcoloCap Solutions Inc. (OTCBB: ECOS) today announced that its successful Product Event Showcase, held in Seoul, South Korea, attracted numerous participants from around the world.   Amongst the attendees were industry representatives from Canada, Germany, Iceland, India, Japan, Korea, United Arab Emirates, United Kingdom, and the United States.

The main event commenced on Wednesday November 18th when the group was taken to visit the manufacturing facilities of an EcoloCap subsidiary, K-MBT Inc.  The participants were given an overview of the functionalities of the M-Fuel NPU machines as well as the CNT-Battery modules.  They were then invited to inspect various models of the M-Fuel NPU’s and were given a hands-on demonstration of the CNT-Batteries.  The eventful and industrious day came to a close following a Company hosted banquet dinner at the hotel.

Participants spent the following two days in meetings with EcoloCap representatives going over the numerous business opportunities available to them.  Target markets and applications were discussed at length as were the various scenarios of large scale product implementation.  The Company also further established global distribution guidelines and intends to pursue a number of international distribution agreements.

Michael Siegel, President and CEO of EcoloCap stated: “We are extremely pleased with the tremendous success of the event.  The opportunity to share our products with such a large international audience is a significant step towards the commercialization of M-Fuel and the CNT-Battery.  Our products have earned the positive feedback from potential consumers and distributors and we look forward to continuing the momentum from this outstanding event.”

Requests to receive company updates, and product information may be sent to Info@ecolocap.com.  Further information on EcoloCap Solutions Inc. and the CNT-Battery and M-Fuel can be found at, www.ecolocap.com.

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc., and EcoloCap Solutions Inc. Canada are an integrated and complementary network of environmentally focused technology companies that utilize advanced nanotechnology to design, develop, manufacture and sell cleaner alternative energy.  Their portfolio of products and services include MBT’s Carbon Nano Tube Battery (CNT-Battery), a rechargeable battery that surpasses the performance capabilities of any existing battery, MBT’s M-Fuel, an innovative suspension fuel for non-gasoline applications that exceeds all conventional fuels’ costs and efficiencies, and EcoloCap Solutions Inc. Canada’s comprehensive Carbon Credit Trading consultancy services.  EcoloCap markets its products worldwide, directly and through agreements with distributors.  For additional information, please visit the EcoloCap website, www.EcoloCap.com, or send an inquiry to Info@EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.